                                                                                             [ONTARIO LOGO OMITTED]

ONTARIO FINANCES
2002-03 SECOND QUARTER                  QUARTERLY UPDATE - SEPTEMBER 30, 2002                   Ministry of Finance
-------------------------------------------------------------------------------------------------------------------

Fiscal Summary
($ Millions)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       2002-03
-----------------------------------------------------------------------------------------------------------------------------
                                                                         Actual          Budget        Current        In-Year
                                                                        2001-02            Plan        Outlook         Change
                                                                -------------------------------------------------------------
Revenue                                                                  63,886          66,544         66,611             67
Expenditure
   Programs                                                              52,523          54,384         54,494            110
   Gross Capital Expenditure                                              1,890           2,713          2,715              2
   Less: Net Investment in Capital Assets*                                   --             634            634              -
   Public Debt Interest
     Provincial                                                           8,509           8,550          8,505            (45)
     Electricity Sector                                                     520             520            520             --
                                                                -------------------------------------------------------------
Total Expenditure                                                        63,442          65,533         65,600             67
Less: Reserve                                                                --           1,000          1,000              -
Add: Decrease/(Increase) in Stranded Debt from                              (69)            (11)           (11)            --
   Electricity Sector Restructuring to be Recovered from
   Ratepayers**
-----------------------------------------------------------------------------------------------------------------------------
SURPLUS / (DEFICIT)                                                         375               0              0             --
-----------------------------------------------------------------------------------------------------------------------------
*    Starting in 2002-03,  major  tangible  capital assets owned by the Province
     (land, buildings and transportation  infrastructure) are accounted for on a full accrual  accounting basis. Other tangible capital assets will continue to be booked as expenditure in the year of acquisition.
**   Reflects the estimated  excess of revenue over  expenditure  of the Ontario
     Electricity Financial Corporation (OEFC). Consistent with the principles of electricity  restructuring,  OEFC debt is to be recovered from  ratepayers, not taxpayers.
     -------------------------------------------------------------

HIGHLIGHTS

2001-02 PUBLIC ACCOUNTS

•    The  2001-02  Public  Accounts,  released  November 7, 2002,  reported  the
     2001-02  audited actual  surplus at $375 million,  up $317 million from the
     $58 million interim estimate in the 2002 Ontario Budget.

2002-03 IN-YEAR PERFORMANCE

BALANCED BUDGET OUTLOOK

•    The  2002-03  fiscal  outlook  is on track  with  the  Budget  Plan.  As of
     September  30, 2002, a balanced  budget is  projected,  unchanged  from the
     Budget Plan.

REVENUE AT $66.6 BILLION

•    The revenue outlook,  at $66,611 million, is up $67 million from the Budget
     Plan and $65 million from First  Quarter  Ontario  Finances,  mainly due to increases  in federal  payments in support of  agriculture  and  Provincial primary care health initiatives.

EXPENDITURE AT $65.6 BILLION

•    Total  expenditure,  at $65,600  million,  is up a net $67 million from the
     Budget Plan and $65 million from First Quarter Ontario  Finances mainly due
     to   increased   support  for  Ontario   farmers  and   additional   forest
     fire-fighting  costs;  partially offset by lower Public Debt Interest (PDI)
     costs.

RESERVE AT $1 BILLION

•    Ontario's  2002-03  fiscal plan includes a $1 billion  reserve  designed to protect the balanced  budget against  unexpected and adverse changes in the economic  and  fiscal  outlook.  The  reserve  will be  available  for debt reduction if not needed.

-----------------------------------------------------------------------------------------------------------------------------
For further information contact                                                        Ce rapport est disponible en francais.
Communications and Corporate Affairs Branch (416) 325-0333              Renseignements : Direction des communications et des
Frost Building North, Queen's Park                                                  affaires ministerielles,  (416) 325-0333
Toronto  M7A 1Z1                                                           Edifice Frost Nord, Queen's Park, Toronto M7A 1Z1

This document is available on the Internet at:  http://www.gov.on.ca/FIN/english/engdoc.htm

                                        1

ONTARIO FINANCES                                                                                   DETAILS OF IN-YEAR CHANGES
-----------------------------------------------------------------------------------------------------------------------------

FISCAL PERFORMANCE

REVENUE

•    The revenue outlook,  at $66,611 million, is up $67 million from the Budget
     Plan and $65 million from First  Quarter  Ontario  Finances.  Major changes this quarter are:

     •    The forecast for Land Transfer Tax revenues has been  increased by $40 million reflecting the robust Ontario housing market.

     •    The Tobacco  Tax revenue  forecast  has been  reduced by $100  million reflecting a larger-than-expected decline in cigarette consumption.

     •    The forecasts for Gasoline and Fuel Tax revenues have increased by $35 million and $10 million  respectively as a result of stronger economic growth.

     •    Other Federal  Payments are increased by $55 million,  including a $31 million federal  contribution  towards Provincial  payments to Ontario farmers  in past  years and $24  million  in  support  for  Provincial primary care health initiatives.

     •    Independent  Electricity  Marketing Operator revenues are increased by
          $21  million  due to  recognition  of  revenues  related to  ancillary services, rural rate assistance and remote-area subsidies,  consistent with the treatment in the 2001-02 Public Accounts. These revenues were not included in the Budget  forecast and offset  higher  corresponding expenditures.

     •    Miscellaneous  revenue is  increased  by $4 million  from the Victims'
          Justice Fund to support new  initiatives  as part of a  multi-ministry interim response to the Hadley Inquest into domestic violence.

OPERATING EXPENDITURE

•    Net operating  expenditure,  at $63,519 million, is up $65 million from the
     Budget Plan and up $63 million from First Quarter Ontario Finances. Changes this quarter include:

     •    Ministry  of  Agriculture  and Food:  An  expenditure  increase of $73 million to fund Ontario's portion of a federal- provincial  transition program  for  farmers,  partially  offset  by  $20  million  from  the
          Contingency Fund.

     •    Ministry of the Attorney  General:  An additional $4 million to fund a legal aid  tariff  rate  increase;  $2  million  as the  result of the transfer of  responsibility  for gaming  policy  from the  Ministry of
          Tourism and Recreation;  and an additional $1 million, offset from the
          Victims' Justice Fund, for community  service  improvement  grants and domestic  violence  bail pilot  projects  as part of a  multi-ministry interim response to the Hadley Inquest into domestic violence.

     •    Ministry  of  Citizenship:  An  increase  of  $1  million  for  public education and regional conferences as part of a multi-ministry interim response to the Hadley Inquest into domestic violence, offset from the
          Victims' Justice Fund.

     •    Ministry of Energy:  An additional  $21 million,  consistent  with the treatment  in the  2001-02  Public  Accounts,  to reflect  Independent
          Electricity  Marketing  Operator  expenditures  related  to  ancillary services, rural rate assistance and remote-area subsidies not included in the 2002 Budget, fully offset by revenue.

     •    Ministry of Municipal Affairs and Housing: An additional $6 million to support the  establishment  of Smart Growth Panels across the province and to establish the Smart Growth  Secretariat  to  co-ordinate  Smart
          Growth  initiatives,  fully offset from the  Contingency  Fund; and an additional $4 million to help residents,  small  businesses,  farmers, municipalities and municipal organizations affected by severe flooding in Northwestern Ontario earlier in the year.

     •    Ministry of Natural  Resources:  An increase of $24 million for forest fire-fighting costs this summer.

     •    Ministry of Tourism and  Recreation:  An  expenditure  reduction of $2 million due to the transfer of responsibility for gaming policy to the
          Ministry of the Attorney General.
-----------------------------------------------------------------------------------------------------------------------------

                                        2

ONTARIO FINANCES                                                                                   DETAILS OF IN-YEAR CHANGES
-----------------------------------------------------------------------------------------------------------------------------

     •    The Public Debt  Interest  forecast of $9,025  million,  consisting of
          $8,505 million  related to the Province's  borrowing on its own behalf and $520 million related to the interest on debt issued for investment in the  electricity  sector,  is down $45 million from the Budget Plan and First Quarter  Ontario  Finances due to lower  interest  rates and cost- effective debt management.

CAPITAL EXPENDITURE

•    Net capital expenditure, at $2,081 million, is up a net $2 million from the
     Budget  Plan and First  Quarter  Ontario  Finances.  Changes  this  quarter include:

     •    Ministry of the Attorney  General:  An  additional  $2 million for the expansion  of  the  domestic  violence  court  program  as  part  of a multi-ministry  interim  response to the Hadley  Inquest into domestic violence, fully offset from the Victims' Justice Fund.

     •    Ministry of Community,  Family and Children's Services: An increase of
          $5  million to enhance  the  safety,  security  and  accessibility  of women's shelters as part of a  multi-ministry  interim response to the
          Hadley Inquest into domestic  violence,  fully offset from the Capital
          Contingency Fund.

     •    Ministry of Northern Development and Mines: An increase of $17 million as a result  of the  transfer  of  funds  for  highway  rehabilitation projects in Northern Ontario from the Ministry of Transportation.

     •    Ministry of  Transportation:  A decrease of $17 million as a result of the transfer of funds for highway rehabilitation  projects in Northern
          Ontario  to  the   Ministry   of  Northern   Development   and  Mines.
-----------------------------------------------------------------------------------------------------------------------------

                                        3

ONTARIO FINANCES                                                                                           FISCAL PERFORMANCE
-----------------------------------------------------------------------------------------------------------------------------

Statement of Financial Transactions
($ Millions)
                                                                   Actual       Actual       Actual       Actual         Q2
                                                                  1998-99      1999-00      2000-01      2001-02      2002-03
-----------------------------------------------------------------------------------------------------------------------------
Revenue                                                            55,786       62,931       63,824       63,886       66,611
Expenditure
     Programs                                                      46,557       47,525       50,401       52,523       54,494
     Gross Capital Expenditure                                      2,215        4,887        2,123        1,890        2,715
     Less: Net Investment in Capital Assets*                           --           --           --           --          634
     Public Debt Interest
       Provincial                                                   9,016        8,977        8,896        8,509        8,505
       Electricity Sector                                               -          520          520          520          520
                                                                -------------------------------------------------------------
Total Expenditure                                                  57,788       61,909       61,940       63,442       65,600
Less: Reserve                                                          --           --           --           --        1,000
Add: Decrease/(Increase) in Stranded Debt from Electricity
   Sector Restructuring to be Recovered from Ratepayers**              --         (354)          18          (69)         (11)
-----------------------------------------------------------------------------------------------------------------------------
SURPLUS / (DEFICIT) AFTER PROVISIONAL ADJUSTMENT FOR
   CCRA ERROR; AND ACCOUNTING CHANGES+                             (2,002)         668        1,902          375            0
Net Provincial Debt                                               114,737      113,715      112,480      112,036      112,025
-----------------------------------------------------------------------------------------------------------------------------
Accounting Changes (included in Net Provincial Debt above)
   Provisional Adjustment for CCRA Error                                                     (2,043)
   Retirement Benefits                                                                          197
                                                                -------------------------------------------------------------
Net Impact of Accounting Changes                                                             (1,846)      (1,846)      (1,846)
-----------------------------------------------------------------------------------------------------------------------------
NET PROVINCIAL DEBT - BEFORE PROVISIONAL ADJUSTMENT
   FOR CCRA ERROR; AND ACCOUNTING CHANGES                         114,737      113,715      110,634      110,190      110,179
-----------------------------------------------------------------------------------------------------------------------------
*    Starting in 2002-03,  major  tangible  capital assets owned by the Province
     (land, buildings and transportation  infrastructure) are accounted for on a full accrual  accounting basis. Other tangible capital assets will continue to be booked as expenditure in the year of acquisition.
**   Reflects the estimated  excess of revenue over  expenditure  of the Ontario
     Electricity Financial Corporation (OEFC). Consistent with the principles of electricity  restructuring,  OEFC debt is to be recovered from  ratepayers, not taxpayers.
+    Includes  provisional  adjustment  for Canada  Customs and  Revenue  Agency error;  retirement benefits accounting policy change in accordance with new
     Public Sector Accounting Board recommendations;  and adjustment to decrease in stranded debt from electricity sector restructuring to be recovered from ratepayers.

        -----------------------------------------------------------------

Selected Economic and Fiscal Statistics
-----------------------------------------------------------------------------------------------------------------------------
                                                                  Actual        Actual       Actual        Actual       Q2
                                                                 1998-99       1999-00       2000-01      2001-02     2002-03
-----------------------------------------------------------------------------------------------------------------------------
Gross Domestic Product (GDP) at Market Prices                     377,897       409,099      433,446       443,852    463,825
   ($ Millions)
Ontario Population (000s) - July 1                                 11,387        11,528       11,698        11,895     12,068

Ontario Revenue as a per cent of GDP                                 14.8          15.4         14.7          14.4       14.4
Ontario Revenue Growth (%)                                            6.2          12.8          1.4           0.1        4.3

Ontario Total Expenditure as a per cent of GDP                       15.3          15.1         14.3          14.3       14.1
Ontario Total Expenditure Growth (%)                                  2.3           7.1          0.1           2.4        3.4

Ontario PDI as a Share of Revenue (%)                                16.2          15.1         14.8          14.1       13.5
Ontario PDI as a Share of Total Expenditure (%)                      15.6          15.3         15.2          14.2       13.8
Ontario PDI as a per cent of GDP                                      2.4           2.3          2.2           2.0        1.9

Ontario Surplus / (Deficit) as a per cent of GDP                     (0.5)          0.2          0.4           0.1        0.0

Net Provincial Debt per capita ($)                                 10,076         9,864        9,615         9,419      9,283
Net Provincial Debt as a per cent of GDP                             30.4          27.8         26.0          25.2       24.2
-----------------------------------------------------------------------------------------------------------------------------
Sources:  Ontario Ministry of Finance and Statistics Canada.

      --------------------------------------------------------------------

                                        4

ONTARIO FINANCES                                                                               ECONOMIC PERFORMANCE
-------------------------------------------------------------------------------------------------------------------

JOB GROWTH CONTINUES IN 2002

•    The Ontario economy added 58,400 net new jobs in the third calendar quarter of 2002 (June to  September),  after gains of 28,700 in the second  quarter and 31,300 in the first quarter.

•    In October,  Ontario  employment rose 20,300  following a gain of 32,300 in
     September.

•    Ontario's unemployment rate was 7.2 per cent in October.

CONSUMER SPENDING RISING

•    Ontario retail sales were up by 7.6 per cent in July and August compared to the same period a year earlier.

•    Ontario auto sales increased 5.0 per cent over the same period.

HOUSING MARKET REMAINS STRONG

•    Ontario housing starts rebounded 6.5 per cent in the third calendar quarter of 2002 with the level rising to 85,100 units,  the second highest level of activity in over twelve years.  Over the first ten months of 2002,  housing starts rose 16.3 per cent from the same period a year ago.

•    Ontario  home  resales  are up 12.8 per cent over the first nine  months of
     2002, compared to the same period in 2001.

MANUFACTURING SHIPMENTS UP

•    Ontario  manufacturing  shipments  rose  5.8 per  cent in July  and  August compared to the same period a year earlier.
     -----------------------------------------------------------------------------------------------------------------------------

                                        5

ONTARIO FINANCES                                                                       RECENT ECONOMIC DEVELOPMENTS
-------------------------------------------------------------------------------------------------------------------

                                                   KEY ECONOMIC INDICATORS
                                 (% Change from previous period, unless indicated otherwise)
-----------------------------------------------------------------------------------------------------------------------------
                                                           Annual    Annual                      Quarterly
                                                         --------------------------------------------------------------------
                                                            2000      2001      01:1      01:2     01:3      01:4     02:1
                                                         --------------------------------------------------------------------
Output (Seasonally Adjusted at Annual Rates)*
   Real GDP                                   Ontario       4.6        1.5      (2.5)     2.7      (3.0)     0.9       6.9
   Nominal GDP                                Ontario       6.0        2.4       3.2      3.9      (1.4)    (1.5)     10.6

-----------------------------------------------------------------------------------------------------------------------------
                                                           Annual    Annual                    Monthly 2002
                                                         --------------------------------------------------------------------
                                                            2000      2001       Jun      Jul       Aug      Sep       Oct
                                                         --------------------------------------------------------------------
Other Indicators (Seasonally Adjusted)
Labour Markets
   Labour Force (Change in 000s)              Ontario       157        137       17        17       47        44        11
   Employment (Change in 000s)                Ontario       184        91        12        7        44        32        20
   Unemployment Rate (%)                      Ontario       5.7        6.3       7.1      7.2       7.2      7.3       7.2
Household Sector
   Retail Sales                               Ontario       7.3        2.6       3.2      0.3       0.6      N/A       N/A
   Urban Housing Starts (000s)                Ontario      67.4       70.1      76.9     91.0      77.3     73.2      85.7
   New Home Sales**                           Toronto      11.0        3.0      19.3      8.4      (0.9)    37.3       N/A
   MLS Home Resales**                         Ontario      (1.0)      10.3      (3.5)    (1.3)     (4.3)    15.5       N/A
Manufacturing Shipments                       Ontario       6.2       (6.4)     (0.5)     2.0       0.4      N/A       N/A
   Transportation Equipment                   Ontario       0.7      (10.5)      0.9      3.3      (0.8)     N/A       N/A
Consumer Price Index**                        Ontario       2.9        3.1       1.2      2.1       2.9      2.3       N/A
-----------------------------------------------------------------------------------------------------------------------------
Sources:  Statistics  Canada,  Ontario Ministry of Finance,  Canada Mortgage and
          Housing  Corporation,  Greater  Toronto  Home  Builders'  Association,
          Canadian Real Estate Association and Ward's Automotive.

-----------------------------------------------------------------------------------------------------------------------------
*    Annual growth rates reflect  November 7, 2002 release of Statistics  Canada
     Provincial  Economic  Accounts.  Quarterly  data  may be  revised  with the forthcoming release of Second Quarter 2002 Ontario Economic Accounts.
**   % change from a year earlier
N/A = Data not available

                                        6

                                ONTARIO FINANCES
                                FINANCIAL TABLES

                                        7

REVENUE
-----------------------------------------------------------------------------------------------------------------------------
($ Millions)                                                                                           2002-03
                                                                               ----------------------------------------------
                                                                         Actual         Budget         Current         In-Year
                                                                        2001-02          Plan          Outlook         Change
TAXATION REVENUE
   Personal Income Tax                                                   19,097         19,085          19,085              -
   Retail Sales Tax                                                      13,803         14,230          14,230              -
   Corporations Tax                                                       6,646          6,150           6,150              -
   Employer Health Tax                                                    3,502          3,695           3,695              -
   Gasoline Tax                                                           2,192          2,260           2,295             35
   Fuel Tax                                                                 659            655             665             10
   Tobacco Tax                                                              703          1,325           1,225           (100)
   Land Transfer Tax                                                        665            735             775             40
   Other Taxation                                                           371            225             225              -
                                                               --------------------------------------------------------------
                                                                         47,638         48,360          48,345            (15)
-----------------------------------------------------------------------------------------------------------------------------
GOVERNMENT OF CANADA
   Canada Health and Social Transfer (CHST)                               6,211          6,808           6,808              -
   Social Housing                                                           524            530             530              -
   Student Assistance                                                        31             64              64              -
   Medical Equipment Trust                                                  190             --              --              -
   Indian Welfare Services                                                  123            127             127              -
   Young Offenders Act                                                      118             61              61              -
   Bilingualism Development                                                  61             64              64              -
   Employability Assistance for People with Disabilities                     72             33              33              -
   Infrastructure                                                            --            225             225              -
   Other                                                                    424            278             333             55
                                                               --------------------------------------------------------------
                                                                          7,754          8,190           8,245             55
-----------------------------------------------------------------------------------------------------------------------------
INCOME FROM GOVERNMENT ENTERPRISES
   Ontario Lottery and Gaming Corporation                                 2,255          2,300           2,300              -
   Liquor Control Board of Ontario                                          904            954             954              -
   Ontario Power Generation Inc. and Hydro One Inc.                         179            480             480              -
   Other                                                                      7              9               9              -
                                                               --------------------------------------------------------------
                                                                          3,345          3,743           3,743             --
-----------------------------------------------------------------------------------------------------------------------------
OTHER REVENUE
   Vehicle and Driver Registration Fees                                     941            963             963              -
   Other Fees and Licences                                                  627            692             692              -
   Liquor Licence Revenue                                                   530            515             515              -
   Royalties                                                                224            237             237              -
   Sales and Rentals                                                        344          2,424           2,424              -
   Independent Electricity Market Operation Revenue                         384            160             181             21
   Local Services Realignment - Reimbursement
     of Expenditure                                                       1,116            751             751              -
   Miscellaneous                                                            983            509             515              6
                                                               --------------------------------------------------------------
                                                                          5,149          6,251           6,278             27
-----------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                            63,886         66,544          66,611             67
-----------------------------------------------------------------------------------------------------------------------------

         --------------------------------------------------------------

                                        8

OPERATING EXPENDITURE
-----------------------------------------------------------------------------------------------------------------------------
($ Millions)                                                                                           2002-03
                                                                               ----------------------------------------------
                                                                         Actual         Budget         Current        In-Year
MINISTRY                                                                2001-02          Plan          Outlook         Change
-----------------------------------------------------------------------------------------------------------------------------
Agriculture and Food*                                                       456            572             645             73
   One-Time and Extraordinary Costs                                         319             --              --             --
Attorney General                                                            983            966             973              7
Board of Internal Economy                                                   124            117             117             --
Citizenship                                                                  71             69              70              1
Community, Family and Children's Services                                 7,742          7,814           7,814             --
Consumer and Business Services                                              172            171             171             --
Culture                                                                     279            277             277             --
Education                                                                 8,354          8,746           8,746             --
   Teachers' Pension Plan (TPP)                                              42            149             149             --
Energy                                                                      367            119             140             21
Enterprise, Opportunity and Innovation                                      222            264             264             --
Environment                                                                 265            244             244             --
Executive Offices                                                            19             21              21             --
Finance - Own Account*                                                      902            802             802             --
   Public Debt Interest
     Provincial                                                           8,509          8,550           8,505            (45)
     Electricity Sector                                                     520            520             520             --
   Community Reinvestment Fund                                              557            582             582             --
Health and Long-Term Care                                                23,713         25,452          25,452             --
   Major One-Time Health Care Costs                                         190             --              --             --
Intergovernmental Affairs                                                     4              4               4             --
Labour                                                                      110            114             114             --
Management Board Secretariat                                                263            230             230             --
   Retirement Benefits                                                       63            (42)            (42)            --
   Contingency Fund                                                          --            861             832            (29)
   OPS Employee Severance (Net)                                             (17)            --              --             --
Municipal Affairs and Housing*                                            1,135            688             701             13
Native Affairs Secretariat                                                   13             15              15             --
Natural Resources                                                           438            413             437             24
Northern Development and Mines                                               75             77              77             --
Office of Francophone Affairs                                                 5              3               3             --
Public Safety and Security                                                1,601          1,530           1,532              2
Tourism and Recreation                                                      144            133             131             (2)
Training, Colleges and Universities                                       3,248          3,521           3,521             --
Transportation                                                              664            772             772             --
Year-End Savings                                                             --           (300)           (300)            --
-----------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENDITURE                                              61,552         63,454          63,519             65
-----------------------------------------------------------------------------------------------------------------------------
*    Preliminary  allocations pending  finalization of new ministry  structures.
     All other ministries reflect recently announced government structure.

         --------------------------------------------------------------

                                        9

CAPITAL EXPENDITURE
-----------------------------------------------------------------------------------------------------------------------------
($ Millions)                                                                                           2002-03
                                                                              -----------------------------------------------
                                                                        Actual          Budget         Current        In-Year
MINISTRY                                                               2001-02           Plan          Outlook         Change
-----------------------------------------------------------------------------------------------------------------------------
Agriculture and Food*                                                       29             197             197             --
Attorney General                                                            46              51              53              2
Community, Family and Children's Services                                   31              27              32              5
Consumer and Business Services                                              --               1               1             --
Culture                                                                     14              10              10             --
Education                                                                   17              10              10             --
Energy                                                                      50              69              69             --
Enterprise, Opportunity and Innovation                                      19              39              47              8
Environment                                                                 19              16              16             --
   Water Protection Fund                                                     1               3               3             --
Finance - Own Account*                                                      11              24              24              -
   SuperBuild Millennium Partnerships                                       --             110             102             (8)
   Contingency Fund                                                         --             100              92             (8)
Health and Long-Term Care                                                  205             342             342             --
Management Board Secretariat                                                28              46              46             --
Municipal Affairs and Housing*                                              12               4               7              3
Native Affairs Secretariat                                                   3               6               6             --
Natural Resources                                                           70              80              80             --
Northern Development and Mines                                             371             376             393             17
Public Safety and Security                                                  88              92              92             --
Tourism and Recreation                                                       9             125             125             --
Training, Colleges and Universities                                         49              67              67             --
Transportation                                                             818           1,018           1,001            (17)
Year-End Savings                                                            --            (100)           (100)            --
-----------------------------------------------------------------------------------------------------------------------------
TOTAL GROSS CAPITAL EXPENDITURE**                                        1,890           2,713           2,715              2
Less: Net Investment in Capital Assets***                                   --             634             634             --
-----------------------------------------------------------------------------------------------------------------------------
Net Capital Expenditure                                                  1,890           2,079           2,081              2
-----------------------------------------------------------------------------------------------------------------------------
*    Preliminary  allocations pending  finalization of new ministry  structures.
     All other ministries reflect recently announced government structure.
**   Gross  Capital  Expenditure  includes  the  following:  i)  acquisition  or construction of major tangible  capital assets owned by the Province (land, buildings and  transportation  infrastructure)  and other tangible  capital assets;  ii)  repairs  and  maintenance;  and iii)  transfers  for  capital purposes.

         --------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
($ Millions)                                                                                           2002-03
                                                                               ----------------------------------------------
                                                                                        Budget         Current        In-Year
SCHEDULE OF NET INVESTMENT IN CAPITAL ASSETS                                             Plan          Outlook         Change
-----------------------------------------------------------------------------------------------------------------------------
Acquisition/Construction of Major Tangible Capital Assets                                1,367           1,367             --
Amortization of Provincially Owned Major Tangible Capital Assets                          (733)           (733)            --
                                                                               ----------------------------------------------
Net Investment in Capital Assets***                                                        634             634             --
-----------------------------------------------------------------------------------------------------------------------------
***  Starting in 2002-03,  major  tangible  capital assets owned by the Province
     (land, buildings and transportation  infrastructure) are accounted for on a full accrual  accounting basis. Other tangible capital assets will continue to be booked as expenditure in the year of acquisition.

         --------------------------------------------------------------

                                        10

ONTARIO'S 2002-03 FINANCING PROGRAM
-----------------------------------------------------------------------------------------------------------------------------
($ Millions)                                                                                           2002-03
                                                                               ----------------------------------------------
                                                                         Actual          Budget        Current    Change from
                                                                        2001-02          Plan          Outlook        Budget
-----------------------------------------------------------------------------------------------------------------------------
Surplus / (Deficit)                                                         375              --             --             --
Adjustments for:
   Non-Cash Items Included in Surplus                                    (2,323)         (2,875)        (2,875)             -
   Amortization of Tangible Capital Assets*                                  --             733            733             --
Acquisitions of Tangible Capital Assets*                                     --          (1,367)        (1,367)            --
Maturities of Debt                                                       (9,485)        (11,725)       (11,738)           (13)
Early Redemptions of Debt                                                (1,581)         (1,200)        (1,200)            --
Canada Pension Plan Borrowing                                                --             688            358           (330)
Decrease / (Increase) in Cash and Cash Equivalents                          193           3,000          3,000             --
Increase / (Decrease) in Short-Term Borrowing                               626               -             --             --
Other Sources / (Uses) of Cash**                                            (86)              -             --             --
-----------------------------------------------------------------------------------------------------------------------------
Long-Term Public Borrowing Requirement                                   12,281          12,746         13,089            343
   of which:    Completed                                                                                8,897             --
                Remaining                                                                                4,192             --
-----------------------------------------------------------------------------------------------------------------------------

*    Starting in 2002-03,  major  tangible  capital assets owned by the Province
     (land, buildings and transportation  infrastructure) are accounted for on a full accrual  accounting basis. Other tangible capital assets will continue to be booked as expenditure in the year of acquisition.

**   Includes  net  repayment  from,  or loans to,  agencies  and an increase or
     decrease  in  deposits  with  the  Province  of  Ontario   Savings  Office.
     -------------------------------------------------------------

•    Long-term  public  borrowing  undertaken  in the second  quarter was $3,939 million as follows:

----------------------------------------------------------
                                          ($ Millions)
                                      --------------------
Global US Dollar                             2,303
Domestic Issues                              1,142
Euro Medium Term Notes                         494
                                     ---------------------
                                             3,939
----------------------------------------------------------

•    Global U.S.  Dollar  issues  accounted for 58 per cent of borrowing for the
     Province in the second quarter.  The Ontario Financing  Authority continues to monitor  international  capital  markets  for  cost-effective  borrowing opportunities.

•    Canada Pension Plan borrowing has not been undertaken to date in 2002-03 as it has not been as cost-effective as public borrowing.

•    In  addition  to the  borrowing  and  redemptions  shown in the table,  the
     Province has bought back $517 million of previously issued debt,  financing the purchases with similar amounts of debt issued at more favourable rates.

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